Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 033-52103 and Form S-8 No. 333-74459) of our report dated June 29, 2023, with respect to the financial statements and supplemental schedules of Ingles Markets, Incorporated Investment/Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ FORVIS, LLP

Asheville, North Carolina

June 29, 2023